FOR IMMEDIATE RELEASE
HC2 Holdings to Participate at the B. Riley 17th Annual Investor Conference
New York, May 24, 2016 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC), a diversified holding company that focuses on acquiring and operating businesses that it considers to be under or fairly valued and growing its acquired businesses, announced today that it will be participating at the B. Riley 17th Annual Investor Conference in Los Angeles, CA. on Thursday, May 26, 2016 at 2:30 p.m. PT (5:30 p.m. ET).
HC2’s executive management team including Philip Falcone, Chairman, Chief Executive Officer and President and Andrew G. Backman, Managing Director of Investor Relations and Public Relations will be participating at the conference.
The Company’s presentation will be broadcast live over the Internet and can be accessed through the Company's website, www.HC2.com. To listen, please go to the website's "Investor Relations" section at least 15 minutes prior to the start of the broadcast to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly following the conference on the HC2 website.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Manufacturing, Marine Services, Utilities, Telecommunications, Insurance, Life Sciences and Other. HC2’s largest operating subsidiaries include Schuff International, Inc., a leading structural steel fabricator and erector in the United States, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in Herndon, Virginia.
For information on HC2 Holdings, Inc., please contact:
Andrew G. Backman
Managing Director - Investor Relations & Public Relations
abackman@hc2.com
212-339-5836